Exhibit 99.2

Pyrophyte Acquisition Corp. II Announces Closing of Over-Allotment Option, Resulting in Total Gross Proceeds of $200.4 Million in Initial Public Offering

HOUSTON, TX, July 29, 2025 (GLOBE NEWSWIRE) -- Pyrophyte Acquisition Corp. II (NYSE: PAII.U) (the “Company”) today announced that it has consummated the sale of an additional 2,541,150 units subject to the over-allotment option granted to the underwriters in connection with its initial public offering. The additional units were sold at $10.00 per unit, generating additional gross proceeds to the Company of $25,411,500. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the New York Stock Exchange (the “NYSE”) and commenced trading under the ticker symbol “PAII.U” on July 17, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on NYSE under the symbols “PAII” and “PAII WS,” respectively.

Concurrently with the closing of the initial public offering on July 18, 2025, the Company closed on a private placement of 5,050,000 warrants to Pyrophyte Acquisition II LLC, the Company’s sponsor, at a price of $1.00 per warrant, resulting in gross proceeds of $5,050,000. Each private placement warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. Of the proceeds received from the consummation of the initial public offering, including the closing of the over-allotment option, and the simultaneous private placement of warrants, an aggregate of $200,411,500 (or $10.00 per unit sold in the public offering) was placed in trust.

Pyrophyte Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies in the energy sector.

UBS Investment Bank acted as the lead book-running manager of the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC acted as the co-manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering, available on the SEC’s website, www.sec.gov, and the Company’s prospectus. The Company undertakes no obligation to update these statements for revisions or changes after the issuance of this release, except as required by law.

Contact

Sten Gustafson
President and Chief Financial Officer
Pyrophyte Acquisition Corp. II
sten.gustafson@pyrophytespac.com